Exhibit 99.1

Huntington Investment and Tax Savings Plan

Employer ID No.: 31-0724920

Plan Number: 002

Financial Statements as of and for the Years Ended DECEMBER 31, 2013 AND 2012, Supplemental Schedule as of December 31, 2013, and

Reports of Independent Registered Public Accounting Firms

HUNTINGTON INVESTMENT AND TAX SAVINGS PLAN

TABLE OF CONTENTS

Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM – ARY ROEPCKE MULCHAEY, P.C.	1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM – DELOITTE & TOUCHE LLP	2

FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012:

Statements of Net Assets Available for Benefits	3

Statements of Changes in Net Assets Available for Benefits	4

Notes to Financial Statements	5–12

SUPPLEMENTAL SCHEDULE* —

Schedule H, Part IV Line 4i — Schedule of Assets (Held at End of Year) as of December 31, 2013	13

EXHIBITS —

Consent of Ary Roepcke Mulchaey, P.C.	23.1

Consent of Deloitte & Touche LLP	23.2

*	All other financial schedules required by section 2520.103-10 of the U.S. Department of Labor’s Annual Reporting and Disclosure Requirements under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Compensation Committee of the Board of Directors of

Huntington Bancshares Incorporated and Plan Participants of the

Huntington Investment and Tax Savings Plan

Columbus, Ohio

We have audited the accompanying statement of net assets available for benefits of the Huntington Investment and Tax Savings Plan (the “Plan”) as of December 31, 2013, and the related statement of changes in net assets available for benefits for the year then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of the Plan as of and for the year ended December 31, 2012, were audited by other auditors whose report dated June 21, 2013 expressed an unqualified opinion on those financial statements.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2013, and the changes in net assets available for benefits for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Our audit was performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying supplemental Schedule of Assets (Held at End of Year) as of December 31, 2013 is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ Ary Roepcke Mulchaey, P.C.

Columbus, Ohio

June 27, 2014

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Compensation Committee of the Board of Directors of

Huntington Bancshares Incorporated and Plan Participants of the

Huntington Investment and Tax Savings Plan

Columbus, Ohio

We have audited the accompanying statement of net assets available for benefits of the Huntington Investment and Tax Savings Plan (the “Plan”) as of December 31, 2012, and the related statement of changes in net assets available for benefits for the year then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2012, and the changes in net assets available for benefits for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Columbus, Ohio

June 21, 2013

HUNTINGTON INVESTMENT AND TAX SAVINGS PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

DECEMBER 31, 2013 AND 2012

	2013	2012
ASSETS
Cash, non-interest bearing	$1,618,872	$1,431,643
Investments, at fair value:

Cash, interest bearing	32,165,127	32,721,894
Huntington Bancshares Incorporated common stock	131,475,740	95,155,366
Mutual funds	387,394,111	293,794,026

Total investments	551,034,978	421,671,286
Notes receivable from participants	8,546	9,788
Employer match true up	565,964	—
Due from brokers for investment securities sold	393,541	567,744
Accrued dividends and interest receivable	735,104	662,116

Total receivables	1,703,155	1,239,648

Total assets	554,357,005	424,342,577

LIABILITIES
Due to brokers for investment securities purchased	1,682,390	1,311,718
Dividends payable to Plan participants	78,319	67,612

Total liabilities	1,760,709	1,379,330

NET ASSETS AVAILABLE FOR BENEFITS	$552,596,296	$422,963,247

See notes to financial statements.

HUNTINGTON INVESTMENT AND TAX SAVINGS PLAN

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

	2013	2012
ADDITIONS
Investment income:
Net appreciation in fair value of investments	$103,758,867	$34,898,119
Dividends from Huntington Bancshares
Incorporated common stock	2,566,941	2,413,714
Dividends from mutual funds	16,769,243	12,360,870
Interest	20,238	25,645

	123,115,289	49,698,348

Contributions:
Employees	37,964,324	35,376,598
Employer	17,988,772	16,199,837
Rollovers	2,886,820	—

	58,839,916	51,576,435

Total additions	181,955,205	101,274,783
DEDUCTIONS
Benefit distributions and other withdrawals	52,322,156	40,684,828

Net increase in net assets available for benefits	129,633,049	60,589,955

Net assets available for benefits at beginning of year	422,963,247	362,373,292

NET ASSETS AVAILABLE FOR BENEFITS AT END OF YEAR	$552,596,296	$422,963,247

See notes to financial statements.

HUNTINGTON INVESTMENT AND TAX SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

1.	DESCRIPTION OF THE PLAN

The Huntington Investment and Tax Savings Plan (the “Plan”) is a defined contribution plan that was initially adopted by the Board of Directors (the “Board of Directors”) of Huntington Bancshares Incorporated (“Huntington”) on September 29, 1977, to be effective January 1, 1978, to provide benefits to eligible employees of Huntington, as defined in the Plan document. Plan participants should refer to the Plan document and summary plan description for a more complete description of the Plan’s provisions. On December 13, 2000, Huntington’s common stock held in accounts of participants who elected to have all or a portion of their accounts invested in Huntington’s common stock were designated an Employee Stock Ownership Plan (ESOP). The ESOP forms a portion of the Plan.

Amendments — From time to time, the Plan has been amended and restated. The most recent amendments to the Plan include provisions as necessary to conform to various legislation and guidance under the Internal Revenue Code (the “Code”), the provisions of the Employee Retirement Income Security Act of 1974 (ERISA), and employee eligibility requirements as well as matching provisions as further described in the Funding and Vesting section below.

Plan Termination — Pursuant to the Plan document, Huntington may terminate or modify the Plan at any time by resolution of its Board of Directors and subject to the provisions of ERISA and the Code.

Funding and Vesting — During 2012 eligible employees could enroll on the first day of the month following six months of employment and attainment of the age of 21. Beginning in 2013 eligible employees may enroll on their hire date. Participants may elect to make pre-tax and/or Roth 401(k) after tax contributions of up to 75% of their eligible compensation, up to certain statutory limits. During 2012 Huntington made a matching contribution equal to 100% on the first 3% and 50% on the next 2% of participant elective deferrals. Beginning in 2013 Huntington made a matching contribution equal to 100% on the first 4% of participant elective deferrals following six months of employment. Participant and employer contributions are fully vested at all times. See the Subsequent Events Note for plan amendments effective in 2014.

Administration — The Plan administrator is Huntington. Portions of Plan administration have been delegated by the Plan administrator to a committee of employees appointed by the Board of Directors of Huntington. The Plan administrator believes that the Plan is currently designed and operated in compliance with the applicable requirements of the Code and the provisions of ERISA, as amended.

Participant Accounts — Each participant’s account is credited with the participant’s own contribution and an allocation of Huntington’s contribution, as applicable, and Plan earnings. Investment income or loss is allocated to participant accounts based on proportional account balances in their respective investments. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s individual account.

Fees and Expenses — Certain administrative fees are paid from the general assets of Huntington and are excluded from these financial statements. Participants are also charged a fixed amount for administration of the Plan. Investment related expenses are included in the net appreciation of fair value of investments. Fees incurred by the Plan for investment management services or recordkeeping are also included in the net appreciation in fair value of investments because they are paid through a revenue sharing arrangement rather than a direct payment from the Plan.

Investment Options — Plan participants are permitted to direct their deferrals and employer matching contributions to any combination of investment options, including the Huntington Conservative Deposit Account, Huntington common stock and a variety of investment funds. Huntington has the sole discretion to determine or change the number and nature of investment options in the Plan. An active participant may change or suspend deferrals pursuant to the terms set forth in the Plan document. If a Plan participant enrolls without making an investment election, all contributions will be allocated to the Huntington Conservative Deposit Account.

Plan Investments — Plan investments consist of interest bearing cash, shares of Huntington common stock and mutual funds. The investments are held by the trust division of The Huntington National Bank (the “Plan Trustee”), a wholly owned subsidiary of Huntington. The Plan Trustee purchases and sells shares of Huntington common stock on the open market at market prices. Additionally, the Plan Trustee may directly purchase from, and sell to, Huntington, at market prices, shares of Huntington common stock. The Plan Trustee purchases and redeems shares of mutual funds in accordance with rules of the mutual funds.

Participant Loans — The Plan does not permit participant loans. However, as a result of acquisitions, certain participant loans were rolled over into the Plan. Participant loans are recorded at unpaid principal balance plus any accrued but unpaid interest, at rates commensurate with prevailing rates at the time funds were borrowed. The amount recorded approximates current value. Principal and interest is paid ratably through payroll deductions. Participant loans are listed as notes receivable from participants in the Plan’s financial statements.

Contributions — Employee and employer contributions to participants’ accounts in the Plan are invested pursuant to the participants’ investment direction elections on file.

Benefit Distributions and Other Withdrawals — A participant may request that the portion of his or her account that is invested in Huntington common stock be distributed in shares of Huntington common stock with cash paid in lieu of any fractional shares. All other distributions from the Plan are paid in cash.

Distributions and withdrawals are reported at fair value and recorded by the Plan when payments are made.

Participants are permitted to take distributions and withdrawals from their accounts in the Plan under the circumstances set forth in the Plan document. Generally, participants may request withdrawal of funds in their account attributable to: (i) rollover contributions; (ii) after-tax contributions; and (iii) pre-April 1, 1998, Employer contributions. Employee pre-tax elective deferrals and post April 1, 1998 employer matching contributions are subject to special withdrawal rules and generally may not be withdrawn from the Plan prior to a participant’s death, disability, termination of employment, or attainment of age 59 1/2. Certain distributions of employee deferrals may be made, however, in the event a participant requests a distribution due to financial hardship as defined by the Plan. Participants should refer to the summary plan description for a complete summary of the Plan provisions. Participants may withdraw up to 100% of their account balances in the Plan for any reason after they have reached age 59 1/2.

Plan participants have the option of reinvesting cash dividends paid on Huntington common stock or having dividends paid in cash.

2.	SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation — The financial statements of the Plan are presented on the accrual basis and are prepared in accordance with accounting principles generally accepted in the United States of America (GAAP).

In conjunction with applicable accounting standards, all material subsequent events have been either recognized in the financial statements or disclosed in the notes to financial statements.

Dividends and Interest Income — Dividends are recognized as of their ex-dividend date. Interest is recorded on an accrual basis when earned.

Fair Value Measurements — Accounting Standards Codification (ASC) Topic 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a three-level valuation hierarchy for disclosure of fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows:

Level 1 — inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 — inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3 — inputs to the valuation methodology are unobservable and significant to the fair value measurement.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The Plan’s policy is to recognize significant transfers between levels at the beginning of the reporting period.

Use of Estimates — The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect amounts of assets and liabilities, and changes therein, reported in the financial statements. Actual results could differ from those estimates.

Risks and Uncertainties — The Plan utilizes various investment instruments, including mutual funds and common stock. In general, investment securities are exposed to various risks such as interest rate, credit, and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes will materially affect the amounts in the financial statements.

3.	INVESTMENTS

The following individual investments represent 5% or more of the fair value of net assets available for benefits as of December 31:

	2013	2012
Huntington Bancshares Incorporated common stock	$131,475,740	$95,155,366
Vanguard Institutional Index Fund	70,628,655	38,657,358
T. Rowe Price Mid-Cap Growth Fund	67,666,253	47,406,145
Vanguard Wellington Fund	58,792,346	44,266,539
Huntington Situs Fund	40,422,380	22,414,812
Huntington Conservative Deposit Account	32,165,127	32,721,894
T. Rowe Price Small-Cap Stock Fund	30,459,741	19,179,314	(1)
American Funds Europacific Growth Fund	29,885,504	23,283,302
Huntington Dividend Capture Fund	28,060,172	10,036,059	(1)

(1)	Investment represents less than 5% in the year indicated, but is shown for comparative purposes.

The Plan’s investments (including investments purchased, sold, and held during the year) appreciated in carrying value for the years ended December 31 as follows:

	2013	2012
Huntington Bancshares Incorporated common stock	$46,287,157	$13,633,331
Mutual funds	57,471,710	21,264,788

Net appreciation	$103,758,867	$34,898,119

4.	PARTY-IN-INTEREST TRANSACTIONS

Certain plan investments are held with the Huntington National Bank or are shares of mutual funds managed by Huntington Asset Advisors, Inc., a subsidiary of the Huntington National Bank. These investments are held by the Plan Trustee, and therefore, qualify as party-in-interest investments.

The following table lists the fair value of party-in-interest investments at December 31:

	2013	2012
Huntington Bancshares Incorporated common stock (1)	$131,475,740	$95,155,366
Huntington Situs Fund	40,422,380	22,414,812
Huntington Conservative Deposit Account	32,165,127	32,721,894
Huntington Dividend Capture Fund	28,060,172	10,036,059
Huntington Fixed Income Securities Fund	15,922,615	19,775,657
Huntington International Equity Fund	11,722,310	10,194,756
Huntington Intermediate Government Income Fund	7,409,703	9,746,587
Huntington Rotating Markets Fund	5,888,278	5,024,653
Huntington Treasury Money Market Fund	4,869,954	5,261,537
Huntington Real Strategies Fund	3,299,183	3,371,386
Huntington Money Market Fund	1,185,515	882,573
Huntington Income Equity Fund	—	13,154,644
Huntington Growth Fund	—	11,807,203
Huntington Mid Corp America Fund	—	7,698,733
Huntington Growth Allocation Fund	—	648,145
Huntington Balanced Allocation Fund	—	532,805
Huntington Conservative Allocation Fund	—	451,818

(1)	13,624,429 shares at cost of $89,330,658 in 2013, 14,890,688 shares at cost of $92,957,346 in 2012.

Costs and expenses paid by the Plan for administration totaled $330,234 and $309,969 for 2013 and 2012, respectively. Amounts are included in benefit distributions and other withdrawals in the Plan financial statements.

5.	INCOME TAXES

The Plan obtained its latest determination letter dated September 24, 2013, in which the Internal Revenue Service (IRS) stated the Plan, as then designed, was qualified under Section 401(a) of the Code and, therefore, the related trust is exempt from taxation. Subsequent to this determination by the IRS, the Plan was amended and restated. Once qualified, the Plan is required to operate in conformity with the Code to maintain its qualification. Huntington believes the Plan is being operated in compliance with applicable requirements of the Code and related state statutes, and that the trust, which forms a part of the Plan, is qualified and exempt from federal income and state franchise taxes.

GAAP requires the evaluation of tax positions taken by the Plan and recognition of a tax liability if the Plan has taken an uncertain tax position that is not more likely than not to be sustained upon examination by the IRS. Huntington, on behalf of the Plan, has analyzed the tax positions taken by the Plan, and has concluded that as of December 31, 2013 and 2012, there are no uncertain tax positions taken or expected to be taken that would require recognition of a liability or disclosure in the financial statements. The Plan is subject to routine audits; however, there are currently no audits for any tax periods in progress. The Plan administrator believes it is no longer subject to income tax examinations for years prior to 2010.

6.	FAIR VALUE MEASUREMENTS

Investments of the Plan are accounted for at cost on the trade-date and are reported at fair value. Interest bearing cash accounts have a fair value equal to the amount payable on demand. Huntington common stock is valued using the year-end closing price as determined by the National Association of Securities Dealers Automated Quotations. Mutual funds are valued at quoted market prices that represent the net asset value of shares held by the Plan at year-end. There have been no changes in the valuation methodologies used at December 31, 2013 and 2012. The following tables set forth by level within the fair value hierarchy a summary of the Plan’s investments measured at fair value on a recurring basis at December 31, 2013 and 2012. For the years ended December 31, 2013 and 2012, there were no significant transfers in or out of Levels 1, 2, or 3.

	Fair Value Measurements Using
	Quoted Prices	Significant	Significant
	In Active	Other	Other
	Markets for	Observable	Unobservable
	Identical Assets	Inputs	Inputs
December 31, 2013	(Level 1)	(Level 2)	(Level 3)	Total
Cash, interest bearing	$32,165,127	—	—	$32,165,127
Common stock — financial services	131,475,740	—	—	131,475,740
Mutual funds
Mid-Cap Growth	108,088,633	—	—	108,088,633
Large Blend	76,516,933	—	—	76,516,933
Moderate Allocation	58,792,346	—	—	58,792,346
Foreign Large Blend	42,846,520	—	—	42,846,520
Small Growth	30,459,741	—	—	30,459,741
Large Value	28,060,172	—	—	28,060,172
Intermediate-term Bond	16,769,569	—	—	16,769,569
Taxable Money Market	6,055,469	—	—	6,055,469
Intermediate Government	7,409,703	—	—	7,409,703
Natural Resources	3,299,183	—	—	3,299,183
Large Growth	2,092,643	—	—	2,092,643
Target Date 2026-2030	1,290,533	—	—	1,290,533
Short-term Bond	1,114,179	—	—	1,114,179
Target Date 2016-2020	947,127	—	—	947,127
Target Date 2036-2040	741,551	—	—	741,551
Target Date 2031-2035	625,645	—	—	625,645
Target Date 2011-2015	603,212	—	—	603,212
Diversified Emerging Markets	519,389	—	—	519,389
Target Date 2021-2025	455,095	—	—	455,095
Inflation Protected Bond	239,846	—	—	239,846
World Bond	197,769	—	—	197,769
Target Date 2041-2045	152,180	—	—	152,180
Target Date 2046-2050	63,884	—	—	63,884
Target Date 2051+	52,789	—	—	52,789

Total mutual funds	387,394,111	—	—	387,394,111

Total investments	$551,034,978	—	—	$551,034,978

	Fair Value Measurements Using
December 31, 2012	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)	Total
Cash, interest bearing	$32,721,894	—	—	$32,721,894
Common stock — financial services	95,155,366	—	—	95,155,366
Mutual funds
Balanced Funds	65,078,621	—	—	65,078,621
Mid Cap Growth Funds	60,560,789	—	—	60,560,789
Indexed Equity Funds	38,657,358	—	—	38,657,358
International Equity Funds	33,478,058	—	—	33,478,058
Small Cap Equity Funds	32,450,871	—	—	32,450,871
Core Fixed Income Funds	19,775,657	—	—	19,775,657
Large Cap Value Funds	15,178,589	—	—	15,178,589
US Government Bond Funds	9,746,587	—	—	9,746,587
Mid Cap Equity Funds	7,698,733	—	—	7,698,733
Short Term Funds	6,144,110	—	—	6,144,110
Global Equity Funds	5,024,653	—	—	5,024,653

Total mutual funds	293,794,026	—	—	293,794,026

Total investments	$421,671,286	—	—	$421,671,286

7.	TERMINATED PARTICIPANTS

There were no amounts included in net assets available for benefits allocated to individuals who have withdrawn from the Plan at December 31, 2013 and 2012.

8.	SUBSEQUENT EVENTS

The following Plan amendments went into effect on January 1, 2014. The Plan was amended and restated to require all new employees hired as of January 1, 2014 to complete one month of service before they can enroll in the Plan. Any employees who meet the eligibility requirements after January 1, 2014 will be automatically enrolled in the Plan unless they opt out. Employer contributions start with the first employee deferral. Employer contributions for employees hired after January 1, 2014 will be on a two-year cliff-vesting schedule. After two years of service the employer matching contribution will be 100% vested. An annual discretionary profit sharing contribution was also established. The profit sharing contributions are on a three-year cliff-vesting schedule, so that after three years of service these contributions are 100% vested.

Effective March 1, 2014 the plan sponsor acquired Camco Financial. Camco employees were able to enroll in the Plan effective March 1, 2014 and were auto-enrolled effective April 1, 2014, excluding employees who opted out of the Plan.

SUPPLEMENTAL SCHEDULE

HUNTINGTON INVESTMENT AND TAX SAVINGS PLAN

EIN: 31-0724920 Plan Number: 002

SCHEDULE H, PART IV, LINE 4I — SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2013

(a)	(b) identity of issuer, borrower, lessor or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par, or maturity value	(d) Cost **	(e) Current value
	CASH, INTEREST BEARING —
*	Huntington National Bank	Huntington Conservative Deposit Account		$32,165,127

	Total cash, interest bearing			32,165,127

	COMMON STOCK —
*	Huntington Bancshares Incorporated	Huntington Bancshares Incorporated
		Common Stock — 13,624,429 shares		131,475,740

	Total common stock			131,475,740

	MUTUAL FUNDS:
	Vanguard Institutional Index Funds	Vanguard Institutional Index Fund — 417,230 shares		70,628,655
	T. Rowe Price Mid-Cap Growth Fund	T. Rowe Price Mid-Cap Growth Fund — 929,737 shares		67,666,253
	Vanguard Wellington Fund	Vanguard Wellington Fund — 897,182 shares		58,792,346
*	The Huntington Funds	Huntington Situs Fund — 1,405,996 shares		40,422,380
	T. Rowe Price Small Cap Stock Fund	T. Rowe Price Small Cap Stock Fund — 689,602 shares		30,459,741
	Europacific Growth Fund	American Funds Europacific Growth Fund — 620,289 shares		29,885,504
*	The Huntington Funds	Huntington Dividend Capture Fund — 2,612,679 shares		28,060,172
*	The Huntington Funds	Huntington Fixed Income Securities Fund — 743,006 shares		15,922,615
*	The Huntington Funds	Huntington International Equity Fund — 882,704 shares		11,722,310
*	The Huntington Funds	Huntington Intermediate Government Income Fund - 701,676 shares		7,409,703
*	The Huntington Funds	Huntington Rotating Markets Fund — 501,557 shares		5,888,278
*	The Huntington Funds	Huntington Treasury Money Market Fund — 4,869,954 shares		4,869,954
*	The Huntington Funds	Huntington Real Strategies Fund — 409,836 shares		3,299,183
	Fidelity Contra Fund	Fidelity Contra Fund — 21,767 shares		2,092,643
	Vanguard Target Retirement 2030 Fund	Vanguard Target Retirement 2030 Fund — 46,691 shares		1,290,533
	Vanguard Total International Index Fund	Vanguard Total International Index Fund — 11,059 shares		1,238,706
*	The Huntington Funds	Huntington Money Market Fund — 1,185,515 shares		1,185,515
	PIMCO Low Duration Institutional Fund	PIMCO Low Duration Institutional Fund — 107,859 shares		1,114,179
	Vanguard Target Retirement 2020 Fund	Vanguard Target Retirement 2020 Fund — 34,936 shares		947,127
	Vanguard Target Retirement 2040 Fund	Vanguard Target Retirement 2040 Fund — 26,185 shares		741,551
	Vanguard Target Retirement 2035 Fund	Vanguard Target Retirement 2035 Fund — 36,846 shares		625,645
	Vanguard Target Retirement 2015 Fund	Vanguard Target Retirement 2015 Fund — 40,840 shares		603,212
	Vanguard Total Bond Market Index Fund	Vanguard Total Bond Market Index Fund — 51,209 shares		540,767
	Franklin Templeton Institutional Emerging Markets Fund	Franklin Templeton Institutional Emerging Markets Fund — 71,052 shares		519,389
	Vanguard Target Retirement 2025 Fund	Vanguard Target Retirement 2025 Fund — 28,895 shares		455,095
	Federated Bond Fund	Federated Bond Fund — 32,994 shares		306,187
	Vanguard Inflation Protected Securities Fund	Vanguard Inflation Protected Securities Fund — 23,129 shares		239,846
	PIMCO Foreign Bond Fund	PIMCO Foreign Bond Fund — 18,799 shares		197,769
	Vanguard Target Retirement 2045 Fund	Vanguard Target Retirement 2045 Fund — 8,569 shares		152,180
	Vanguard Target Retirement 2050 Fund	Vanguard Target Retirement 2050 Fund — 2,266 shares		63,884
	Vanguard Target Retirement 2060 Fund	Vanguard Target Retirement 2060 Fund — 1,083 shares		28,972
	Vanguard Target Retirement 2055 Fund	Vanguard Target Retirement 2055 Fund — 785 shares		23,817

	Total mutual funds			387,394,111

*	NOTES RECEIVABLE FROM PARTICIPANTS	$18,000 principal amount, interest rates of 4.75%; maturing in 2014		8,546

	TOTAL			$551,043,524

*	Indicates party-in-interest to the Plan.
**	Cost information is not required for participant-directed investments and therefore not included.

See notes to financial statements